Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Argonaut Gold Inc.
Reporting Year	From	2023-01-01	To:	2023-12-31	Date submitted	2024-05-29
Reporting Entity ESTMA Identification Number	E217052		¤ Original Submission ¦ Amended Report

Other Subsidiaries Included (optional field)

For Consolidated Reports - Subsidiary Reporting Entities Included in Report:	E268348 Castle Gold Corporation, E499979 Pediment Gold Corp., E270359 Alio Gold Inc., E310952 Alio Gold (US) Inc.

Not Substituted

Attestation by Reporting Entity
In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	David Ponczoch				Date	2024-05-29
Position Title	Chief Financial Officer

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2023-01-01	To:		2023-12-31
Reporting Entity Name	Argonaut Gold Inc.					Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E217052
Subsidiary Reporting Entities (if necessary)	E268348 Castle Gold Corporation, E499979 Pediment Gold Corp., E270359 Alio Gold Inc., E310952 Alio Gold (US) Inc.
Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Canada	Batchewana First Nation		-	-	10,000	-	110,000	-	-	120,000	The amount paid to the payee represents payments paid to the Batchewana First Nation of US$120,000 paid in cash for annual fees and commercial production bonuses.
Canada	Michipicoten First Nation	-	-	140,000	-	2,020,000	-	-	2,160,000	The amount paid to the payee represents payments paid to the Michipicoten First
											Nation of US$140,000 paid in cash for annual fees, US$1,280,000 paid in cash for commercial production bonuses and US$740,000 paid in-kind through share issuances of common shares at the market price on date of issuance.
Canada	Missanabie Cree First Nation		-	-	100,000	-	-	-	-	100,000	The amount paid to the payee represents payments paid to the Missanabie Cree First Nation of US$100,000 paid in cash for annual fees.
Canada	Métis Nation of Ontario		-	-	60,000	-	190,000	-	-	250,000	The amount paid to the payee represents payments paid to the Métis Nation of Ontario of US$60,000 paid in cash for annual fees and US$190,000 for commercial production bonuses.

Mexico	Federal Government of Mexico	3,060,000	1,650,000	1,980,000	-	-	-	-	6,690,000	The amount paid to the payee represents payments comprising royalties on precious metals revenue paid in cash of US$1,650,000; permit and concession fees paid in cash of US$1,980,000; mining taxes paid in cash of US$1,650,000 and corporate income taxes paid in cash of US$1,410,000.
United States of America	Federal Government of the United States of America	430,000	-	100,000	-	-	-	-	530,000	The amount paid to the payee represents US$430,000 of tax payments paid in cash to the US Department of the Treasury and US$100,000 of concession payments paid in cash to the Bureau of Land Management.
United States of America	State of Nevada	1,310,000	-	210,000	-	-	-	-	1,520,000	The breakdown of amounts paid to the Payee represents the following: (1) Nevada Department of Taxation: state mining taxes paid in cash of US$1,310,000, and (2) Nevada Division of Environmental Protection: reclamation permit fees and annual air quality permit fees paid in cash amounting to US$170,000, and (3) other Nevada Divisions fees paid in cash amounting to US$40,000

Additional Notes:
(a) All payments are reported in US dollars (USD), the functional currency of the Reporting Entity. All reported payments have been rounded to the nearest $10,000 USD.
(b) Where payments were made in currencies other than US dollars, the payments were converted into US dollars using the average annual rates as follows:
1 USD = CAD: 1.3497
1 USD = MXN: 17.7334

[1] Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).
[2] Optional field.
[3] When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.
[4] Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2023-01-01	To:	2023-12-31
Reporting Entity Name	Argonaut Gold Inc.					Currency of the Report		USD
Reporting Entity ESTMA Identification Number	E217052
Subsidiary Reporting Entities (if necessary)	E268348 Castle Gold Corporation, E499979 Pediment Gold Corp., E270359 Alio Gold Inc., E310952 Alio Gold (US) Inc.
Payments by Project
Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
Canada	Magino	-	-	310,000	-	2,320,000	-	-	2,630,000	The amount Includes US$740,000 paid to the Michipicoten First Nation in-kind through share issuance of common shares at the market price on date of issuance.
Mexico	Ana Paula	-	-	800,000	-	-	-	-	800,000
Mexico	Cerro del Gallo	150,000	-	220,000	-	-	-	-	370,000
Mexico	El Castillo Complex	2,130,000	1,190,000	150,000	-	-	-	-	3,470,000
Mexico	La Colorada	780,000	460,000	240,000	-	-	-	-	1,480,000
Mexico	San Antonio	-	-	570,000	-	-	-	-	570,000
United States of America	Florida Canyon	1,740,000	-	310,000	-	-	-	-	2,050,000

Additional Notes:
(a) All payments are reported in US dollars (USD), the functional currency of the Reporting Entity. All reported payments have been rounded to the nearest $10,000 USD.
(b) Where payments were made in currencies other than US dollars, the payments were converted into US dollars using the average annual rates as follows:
1 USD = CAD: 1.3497
1 USD = MXN: 17.7334

[1] Enter the project that the payment is attributed to. Some payments may not be attributable to a specific project, and do not need to be disclosed in the "Payments by Project" table.
[2] When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.
[3] Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the "Additional Notes" row or the "Notes" column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.